UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 18, 2013

Fiesta Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35373	90-0712224
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14800 Landmark Boulevard, Suite 500, Addison, Texas		75254
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (972) 702-9300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 7.01.	REGULATION FD DISCLOSURE.

Presentation of Information

We refer herein to Fiesta Restaurant Group, Inc. as “Fiesta Restaurant Group” or “Fiesta” and, together with its consolidated subsidiaries, as “we,” “our” and “us” unless otherwise indicated or the context otherwise requires. Any reference to “Carrols Restaurant Group” refers to Carrols Restaurant Group, Inc., a Delaware corporation and our former indirect parent company, and its consolidated subsidiaries (other than Fiesta Restaurant Group and its subsidiaries after the distribution date), unless otherwise indicated or the context otherwise requires. Any reference to “Carrols” refers to Carrols Corporation, a Delaware corporation and our former direct parent company prior to the spin-off, and its consolidated subsidiaries (other than Fiesta Restaurant Group and its subsidiaries after the distribution date), unless otherwise indicated or the context otherwise requires. Any reference to “Carrols LLC” refers to Carrols’ direct subsidiary, Carrols LLC, a Delaware limited liability company, unless otherwise indicated or the context otherwise requires.

In addition, we describe herein the Pollo Tropical and Taco Cabana restaurant brands as if they were our business for all historical periods described unless otherwise indicated or the context otherwise requires. References herein to our historical assets, liabilities, products, businesses or activities of our business are generally intended to refer to the historical assets, liabilities, products, businesses or activities of Pollo Tropical and Taco Cabana as the businesses were conducted as part of Carrols Restaurant Group prior to the distribution date.

We use a 52 or 53 week fiscal year ending on the Sunday closest to December 31. Our fiscal year ended January 3, 2010 contained 53 weeks. The fiscal years ended December 28, 2008, January 2, 2011, January 1, 2012, and December 30, 2012 each contained 52 weeks.

We use the terms “Adjusted Segment EBITDA” and “Adjusted Segment EBITDA margin” herein because they are financial indicators that are reported to the chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. Adjusted Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense and other income and expense. Adjusted Segment EBITDA may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Adjusted Segment EBITDA margin means Adjusted Segment EBITDA as a percentage of the total revenues of the applicable segment. We consider our Pollo Tropical restaurants and Taco Cabana restaurants to each constitute a separate segment at the brand level.

Use of Non-GAAP Financial Measures

Total Adjusted Segment EBITDA, Total Adjusted Segment EBITDA margin, Restaurant-Level Adjusted Segment EBITDA and Restaurant-Level Adjusted Segment EBITDA margin for both of our brands and Total Restaurant-Level Adjusted Segment EBITDA and Total Restaurant-Level Adjusted Segment EBITDA margin are all non-GAAP financial measures. Total Adjusted Segment EBITDA represents the sum of Adjusted Segment EBITDA for both of our Pollo Tropical and Taco Cabana segments. Total Adjusted Segment EBITDA margin represents Total Adjusted Segment EBITDA divided by total revenues. Restaurant-Level Adjusted Segment EBITDA represents Adjusted Segment EBITDA for the applicable segment excluding franchise royalty revenues and fees and general and administrative expenses attributable to the applicable segment (including corporate-level general and administrative expenses allocable to the applicable segment). Restaurant-Level Adjusted Segment EBITDA margin represents Restaurant-Level Adjusted Segment EBITDA divided by restaurant sales for the applicable segment. Total Restaurant-Level Adjusted Segment EBITDA represents the sum of Restaurant-Level Adjusted Segment EBITDA for both of our Pollo Tropical and Taco Cabana segments. Total Restaurant-Level Adjusted Segment EBITDA margin represents Total Restaurant-Level Adjusted Segment EBITDA divided by total restaurant sales.

Management believes that such financial measures, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of Total Restaurant-Level Adjusted Segment EBITDA (and Restaurant-Level Adjusted Segment EBITDA for each of our Pollo Tropical and Taco Cabana segments) and Total Adjusted Segment EBITDA to net income (i) provide useful information about our operating performance and period-over-period growth (including at the restaurant level), (ii) provide additional information that is useful for evaluating the operating performance of our business and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also these measures may not be comparable to similarly titled captions of other companies.

All of such non-GAAP financial measures have important limitations as analytical tools. These limitations include the following:

•	such financial information does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments to purchase capital equipment;

•	such financial information does not reflect interest expense or the cash requirements necessary to service principal or interest payments on our debt;

•

although depreciation and amortization are non-cash charges, the assets that we currently depreciate and amortize will likely have to be replaced in the future, and such financial information does not reflect the cash required to fund such replacements;

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such financial information does not reflect the effect of earning or charges resulting from matters that our management does not consider to be indicative of our ongoing operations. However, some of these charges (such as impairment and other lease charges, other income and expense and stock compensation expense) have recurred and may recur; and

•

Restaurant-Level Adjusted Segment EBITDA and Total Restaurant-Level Adjusted Segment EBITDA do not reflect segment level or corporate level general and administrative expenses which are recurring expenses.

See “Summary Historical Financial and Operating Data” below for a quantitative reconciliation of Total Adjusted Segment EBITDA, Restaurant-Level Adjusted Segment EBITDA and Total Restaurant-Level Adjusted Segment EBITDA to the most directly comparable GAAP financial performance measure, which we believe is net income.

Spin-off

We own, operate and franchise two fast-casual restaurant brands, Pollo Tropical and Taco Cabana, through our wholly-owned subsidiaries Pollo Operations, Inc. and Pollo Franchise, Inc., which we collectively refer to as “Pollo Tropical”, and Taco Cabana, Inc. and its subsidiaries, which we collectively refer to as “Taco Cabana”. We were incorporated in April 2011. In May 2011, Carrols contributed all of the outstanding capital stock of Pollo Tropical and Taco Cabana to Fiesta Restaurant Group in exchange for all of its outstanding capital stock, and Fiesta Restaurant Group became a wholly-owned subsidiary of Carrols Restaurant Group. On May 7, 2012, which we refer to as the “distribution date”, Carrols Restaurant Group completed the spin-off of Fiesta, and Fiesta became an independent public company, through the distribution of all of the outstanding shares of Fiesta Restaurant Group’s common stock to the stockholders of Carrols Restaurant Group, which we refer to as the “Spin-off. As a result of the Spin-off, as of the distribution date we became an independent public company and our common stock is traded on The NASDAQ Global Select Market under the symbol “FRGI.” The consolidated financial information discussed herein has been prepared as if Fiesta Restaurant Group was in existence for all periods presented. In addition, unless otherwise expressly stated or the context otherwise requires, the information herein gives effect to a 23,161.822 for one split of our outstanding common stock, which occurred on April 19, 2012.

Industry and Market Data

We refer herein to information, forecasts and statistics regarding the restaurant industry. Unless otherwise indicated, all restaurant industry data in this information statement refers to the U.S. restaurant industry and is taken from or based upon the Technomic, Inc. (“Technomic”) report titled “2012 Technomic Top 500 Chain Restaurant Report.” We also refer herein to information, forecasts and statistics from the U.S. Census Bureau and the U.S. Department of Agriculture. The information, forecasts and statistics we have used from Technomic may reflect rounding adjustments.

In investor presentations, we will be providing certain information as set forth below.

Our Company

We own, operate and franchise two fast-casual restaurant brands, Pollo Tropical® and Taco Cabana®, which have over 25 and 35 years, respectively, of operating history and loyal customer bases. Our Pollo Tropical restaurants offer a wide variety of freshly-prepared Caribbean inspired food, while our Taco Cabana restaurants offer a broad selection of hand-made, fresh and authentic Mexican food. We believe that both brands are differentiated from other restaurant concepts and offer a unique dining experience. We are positioned within the value-oriented fast-casual restaurant segment, which combines the convenience and value of quick-service restaurants with the variety, food quality, décor and atmosphere more typical of casual dining restaurants. Our open display kitchen format allows guests to view and experience our food being freshly-prepared and cooked to order. Additionally, nearly all of our restaurants offer the convenience of drive-thru windows.

For the fiscal year ended December 30, 2012, the average annual sales per restaurant for our company-owned Pollo Tropical restaurants was approximately $2.5 million and approximately $1.8 million for our company-owned Taco Cabana restaurants, which we believe are among the highest in the fast-casual and quick-service segments based on industry data from Technomic. As of December 30, 2012, we owned and operated 91 Pollo Tropical and 160 Taco Cabana restaurants for a total of 251 restaurants across four states. We have opened an additional four company-owned restaurants during the first quarter of 2013 as of the date hereof, including our first company-owned Pollo Tropical restaurant in Tennessee, located in the Nashville market. We franchise our Pollo Tropical restaurants primarily in international markets, and as of December 30, 2012, we had 35 franchised Pollo Tropical restaurants. We have opened one franchised Pollo Tropical restaurant in 2013 as of the date hereof. As of December 30, 2012, we had eight Taco Cabana franchised restaurants located in Georgia, New Mexico and Texas. For the fiscal year ended December 30, 2012, we generated consolidated revenues of $509.7 million and comparable restaurant sales for 2012 increased 8.1% for Pollo Tropical and 4.7% for Taco Cabana. The quarter ended December 30, 2012 represents the thirteenth consecutive quarter that Pollo Tropical has achieved positive comparable restaurant sales, and the tenth consecutive quarter that Taco Cabana has achieved positive comparable restaurant sales.

Pollo Tropical. Our Pollo Tropical restaurants offer Caribbean inspired menu items, featuring our bone-in chicken marinated for 24 hours in our proprietary blend of tropical fruit juices and grilled over an open flame. Our diverse menu also includes a line of “TropiChops®” (a casserole bowl of grilled chicken, roast pork, shrimp or grilled vegetables served over white, brown or yellow rice and red or black beans and topped with a variety of freshly-made sauces and salsas), a variety of sandwiches, wraps, salads, grilled ribs and wings offered with an array of freshly made salsas, sauces and Caribbean style “made-from-scratch” side dishes, including black beans and rice, “Yucatan” fries and sweet plantains, as well as more traditional menu items such as french fries and corn. We also offer a self-service salsa bar which includes a wide selection of “made-from-scratch” salsas, sauces, jalapeños, cilantro, onions and other items which allows our guests to further customize their orders. Our restaurants offer Caribbean dessert favorites, such as flan and tres leches, and at certain locations, we offer sangria, wine and beer. Most menu items are prepared daily in each of our restaurants, which feature open display cooking on large, open-flame grills. We offer both individual and family meal-sized portions which enable us to provide a home meal replacement for our guests. We also offer catering for parties and corporate events.

Our Pollo Tropical restaurants feature dining areas designed to create an inviting, festive and tropical atmosphere. We also provide our guests the option of take-out, and nearly all of our restaurants provide the convenience of drive-thru windows. Our Pollo Tropical restaurants are generally open for lunch, dinner and late night seven days a week. As of December 30, 2012, substantially all of our company-owned Pollo Tropical restaurants were freestanding buildings. Our typical free-standing Pollo Tropical restaurant ranges from 2,800 to 3,500 square feet and provides interior seating for approximately 70 guests. For the fiscal year ended December 30, 2012, the average sales transaction at our company-owned Pollo Tropical restaurants was $9.68, with dinner and late night sales representing the largest day-part at 53.4%. For the fiscal year ended

December 30, 2012, our Pollo Tropical brand generated total revenues of $229.3 million, Adjusted Segment EBITDA of $38.6 million and Restaurant-Level Adjusted Segment EBITDA of $57.1 million, including pre-opening expenses of $1.0 million (which include costs incurred prior to opening a restaurant, including restaurant employee wages and related expenses, travel expenditures, recruiting, training and rent, in addition to promotional costs associated with the restaurant opening).

Pollo Tropical opened its first restaurant in 1988 in Miami, Florida. As of December 30, 2012, we owned and operated a total of 91 Pollo Tropical restaurants, of which 89 were located in Florida and two were located in Georgia. We have opened two additional company-owned Pollo Tropical restaurants, one in Florida and one in the Nashville, Tennessee market in 2013 as of the date hereof. In 2009, through a select upgrade strategy, we introduced an elevated Pollo Tropical concept. This elevated format provides guests the same Caribbean inspired menu items with an elevated fast-casual experience that we believe better positions the brand for a broader target market and growth outside our existing markets. In addition to remodeling the restaurant, key enhancements include guests ordering at the counter and having the food brought to their table, hand held menus, reusable tableware, Wi-Fi and additional menu items. This format serves as our new restaurant model for Pollo Tropical’s expansion outside of its core South Florida market. We are franchising our Pollo Tropical restaurants primarily internationally, and as of December 30, 2012, we had 35 franchised Pollo Tropical restaurants located in Puerto Rico, Ecuador, Honduras, Trinidad & Tobago, the Bahamas, Venezuela, Costa Rica, Panama and on college campuses in Florida. We have opened one franchised Pollo Tropical restaurant in 2013 as of the date hereof. We also have agreements for the future development of franchised Pollo Tropical restaurants in Trinidad & Tobago, Aruba, Curacao, Bonaire, Guatemala and India.

Taco Cabana. Our Taco Cabana restaurants serve fresh, authentic Mexican food, including flame-grilled beef and chicken fajitas served on sizzling iron skillets, quesadillas, hand-rolled flautas, enchiladas, burritos, tacos, fresh-made flour tortillas, a selection of “made-from-scratch” salsas and sauces, customizable salads served in our “Cabana bowl”, and traditional Mexican and American breakfasts. We also offer a self-service salsa bar which includes a wide selection of “made-from-scratch” salsas, sauces, jalapeños, cilantro, onions and other items which allows our guests to further customize their orders. We also offer a variety of beverage choices that include soft drinks, our signature frozen margaritas and beer. Most of the menu items are freshly prepared at each restaurant daily.

Taco Cabana restaurants feature open display cooking that enables guests to observe fajitas cooking on an open grill, a tortilla machine pressing and grilling fresh flour tortillas and the fresh preparation of other menu items. Our Taco Cabana restaurants feature interior dining areas as well as semi-enclosed and outdoor patio areas, which provide a vibrant, contemporary decor and relaxing atmosphere. Additionally, we provide our guests the option of take-out, as well as the convenience of drive-thru windows and catering. Our typical freestanding Taco Cabana restaurants average approximately 3,500 square feet (exclusive of the exterior dining area) and provide seating for approximately 80 guests, with additional outside patio seating for approximately 50 guests. As of December 30, 2012, substantially all of our company-owned Taco Cabana restaurants were freestanding buildings.

Taco Cabana pioneered the Mexican patio cafe concept with its first restaurant in San Antonio, Texas in 1978. As of December 30, 2012, we owned and operated 160 Taco Cabana restaurants, of which 156 are located in Texas and four in Oklahoma and we also had eight franchised restaurants. We have opened two company-owned Taco Cabana restaurants in 2013 as of the date hereof. A majority of our Taco Cabana restaurants are open 24 hours a day, generating guest traffic and restaurant sales balanced across multiple day-parts, with dinner sales representing the largest day-part at 26.3% for the fiscal year ended December 30, 2012. For the fiscal year ended December 30, 2012, the average sales transaction at our company-owned Taco Cabana restaurants was $8.36. For the fiscal year ended December 30, 2012, our Taco Cabana brand generated total revenues of $280.4 million, Adjusted Segment EBITDA of $25.6 million and Restaurant-Level Adjusted Segment EBITDA of $46.6 million, including pre-opening expenses of $0.6 million.

In 2010 we began initiatives to enhance the Taco Cabana concept in certain existing markets with the goal of providing guests with an elevated fast-casual experience and to better position the brand for sustainable growth both within and outside our existing markets. In addition to remodeling the restaurant, service enhancements included our guests ordering at the counter and having their food brought to the table, hand held menus, Wi-Fi as well as new menu items. As of December 30, 2012, we had upgraded a total of 79 Taco Cabana restaurants. As a continuation of our brand positioning efforts, we plan to bring these brand elevating enhancements to the remaining Taco Cabana restaurants in 2014. The cost of these enhancements has been, and is expected to be, approximately $50,000 to $250,000 per restaurant.

We believe the success of our Pollo Tropical and Taco Cabana brands is a result of the following key attributes:

•	A variety of made-from-scratch signature dishes with differentiated Caribbean and Mexican flavor profiles designed to appeal to consumers’ desire for freshly-prepared food and healthful menu options;

•	Balanced sales by day-part with the dinner day-part representing the largest sales day-part, providing a higher average check than our other day-parts;

•	Broad appeal that attracts consumers that desire differentiated and ethnic flavor profiles and customized and varied quality product offerings at competitive prices in an appealing atmosphere;

•	Healthful dining options which include grilled entrée choices and freshly-made menu items;

•	Operating primarily company-owned restaurants which gives us the ability to control the consistency and quality of the guest experience and the strategic growth of our restaurant operations;

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Significant brand recognition due to high market penetration of company-owned restaurants in our core markets, which provides operating, marketing and distribution efficiencies, convenience for our guests and the ability to effectively manage and enhance brand awareness;

•	Established infrastructure to manage operations and develop and introduce new menu offerings, positioning us to build guest frequency and broaden our customer base;

•	Ability to capitalize on the continuing trend towards the fast-casual segment, home meal replacement and the increasing popularity and acceptance of Hispanic food; and

•	A strong and well defined corporate culture at all levels based on a commitment to provide high quality food and service at a great value.

The Restaurant Industry

According to Technomic, in 2011 total restaurant industry revenue in the United States was $370.2 billion, which represents an increase of 2.5% over the prior year. The historical growth of sales in the U.S. restaurant industry may not be indicative of future growth, and there can be no assurance that sales in the U.S. restaurant industry will grow in the future. In 2011, 48.7% of food dollars were spent on food away from home, and demand for out-of-home dining continues to outpace at-home dining, according to the U.S. Department of Agriculture.

We operate in the fast-casual restaurant segment which combines the convenience and value of quick-service restaurants with the variety, food quality, décor and atmosphere more typical of casual dining restaurants. We believe that the fast-casual restaurant segment is one of the fastest growing segments of the restaurant industry. According to Technomic, 2011 sales growth as compared to 2010 for fast-casual chains in the Technomic Top 500 restaurant chains was 8.6% as compared to 3.5% for the overall Top 500 restaurant chains.

Competitive Strengths

We believe we benefit from the following competitive strengths:

Leading Brands in the Attractive Fast-Casual Segment. As of December 30, 2012, we owned, operated and franchised 294 fast-casual restaurants under our Pollo Tropical and Taco Cabana brands which have over 25 and 35 years, respectively, of operating history and loyal customer bases. We offer a variety of signature dishes with Caribbean and Mexican flavor profiles designed to appeal to consumers’ desire for distinctive and flavorful freshly-prepared food and healthful menu options. According to Technomic, the fast-casual segment is one of the fastest growing segments of the restaurant industry with sales growth of 8.6% in 2011 over 2010 for fast-casual chains in the Technomic Top 500 restaurant chains as compared to 3.5% growth for the overall Top 500 restaurant chains. We believe our brands are well positioned to benefit from the growing consumer demand for fast-casual restaurants because of our high quality, freshly-prepared food, value and differentiation of flavor profiles. In addition, we believe our brand elevation initiatives and remodeling programs have enhanced our Pollo Tropical and Taco Cabana restaurants in certain existing and new markets by providing our guests with an elevated fast-casual experience while better positioning our brands for successful and sustainable future growth.

Commitment to Serving Fresh, High Quality Foods With Broad Appeal. Our Pollo Tropical and Taco Cabana brands are differentiated from other dining options and offer distinct flavor profiles and healthful menu choices that we believe have broad consumer appeal, attract a more diverse customer base and drive guest frequency and loyalty. Pollo Tropical and Taco Cabana are committed to serving made-from-scratch, freshly-prepared food using quality ingredients that are made-to-order and customized for each guest. Our open display kitchen format allows guests to view and experience our food being freshly-prepared and cooked to order. Pollo Tropical’s menu offers dishes inspired from multiple regions throughout the Caribbean, including our featured bone-in chicken marinated for 24 hours in our proprietary blend of tropical fruit juices and grilled over an open flame. Taco Cabana’s menu offers favorites such as sizzling fajitas served hot on an iron skillet and other authentic Mexican dishes. In order to provide variety to our guests and to address changes in consumer preferences, we frequently enhance our menu with seasonal offerings and new menu items such as sandwiches at our Pollo Tropical restaurants and brisket tacos and Shrimp Tampico at our Taco Cabana restaurants. Additionally, our menus include a number of options to address consumers’ increasing focus on healthful eating, convenience and home meal replacement.

Differentiated Menus Offering a Compelling Value Proposition. We believe our fresh, flavorful, high quality food at affordable prices provides guests with a compelling value proposition, enabling us to benefit from consumers’ desire for a more value-oriented fast-casual experience. We believe that the inviting atmosphere, great tasting “made-from-scratch” menu items, modified table service in our elevated concept and open display cooking format offer guests freshly-prepared food and a quality dining experience comparable to casual dining, but with the convenience and affordability similar to that of quick-service restaurants. Both of our brands offer a wide range of menu offerings with regional taste profiles and home meal replacement options in generous portion sizes and at price points which appeal to a broad customer base. For the fiscal year ended December 30, 2012, the average sales transaction at our company-owned Pollo Tropical and Taco Cabana restaurants was $9.68 and $8.36, respectively, with dinner sales (including home meal replacement) representing the largest day-part at both of our brands and contributing to a higher average transaction. In addition to our every-day value pricing, we selectively use promotions and limited time offers which are intended to reinforce our value proposition. Additionally, we offer our guests drive-thru service at the majority of our restaurants in order to provide an additional convenience option and capture more meal occasions for people on-the-go.

Industry Leading AUVs, Comparable Restaurant Sales Growth and Restaurant-Level Operating Margins. For the fiscal year ended December 30, 2012, the average annual sales per restaurant for our company-owned Pollo Tropical restaurants was approximately $2.5 million and $1.8 million for our company-owned Taco Cabana restaurants, which we believe are among the highest in the fast-casual and quick-service segments based on industry data from Technomic. Our comparable restaurant sales increased 8.1% and 4.7% at our Pollo Tropical and Taco Cabana restaurants, respectively, for the fiscal year ended December 30, 2012 and 8.3% and 6.8% at our Pollo Tropical and Taco Cabana restaurants, respectively, for the quarter ended December 30, 2012. The quarter ended December 30, 2012 represents the thirteenth consecutive quarter that Pollo Tropical has achieved positive comparable restaurant sales, and the tenth consecutive quarter that Taco Cabana has achieved positive comparable restaurant sales. During the fiscal year ended December 30, 2012, we experienced comparable guest traffic growth of 6.6% at Pollo Tropical and 1.9% at Taco Cabana. We believe this growth is attributable to a combination of our attractive price/value offering, improvement in the overall dining experience and service levels supported by a refocused marketing strategy as well as our ongoing remodeling program. For the fiscal year ended December 30, 2012, our company-owned Pollo Tropical restaurants generated Adjusted Segment EBITDA margins of 16.8% and Restaurant-Level Adjusted Segment EBITDA margins of 25.1%, including pre-opening expenses of $1.0 million, and our company-owned Taco Cabana restaurants generated Adjusted Segment EBITDA margins of 9.1% and Restaurant-Level Adjusted Segment EBITDA margins of 16.7%, including pre-opening expenses of $0.6 million.

Significant New Restaurant Growth Potential. Since our Spin-off from Carrols Restaurant Group in May 2012, we have refocused our strategy on growing both of our brands which we believe have significant growth potential. We have achieved attractive average restaurant sales volumes in our recently opened company-owned restaurants in both new and existing markets which we believe provides us with a strong foundation for expansion in both new and existing markets. As a part of our expansion strategy for both concepts, we have enhanced our site selection criteria, implemented new initiatives to lower development costs and elevated the format of our restaurants, which we believe will be attractive to a broad customer base as we continue to open new restaurants. We recently opened our first Pollo Tropical restaurant in the Nashville, Tennessee market and plan to develop at least three to four restaurants in a new market within 24 months of entering such new market. We opened a total of ten new restaurants during the fiscal year ended December 30, 2012 and have commenced development on our 2013 pipeline and we anticipate opening 14 to 17 restaurants in 2013. In addition to growth within their existing markets, we believe both brands can operate successfully in the same markets as we move the Pollo Tropical brand west from Florida and Taco Cabana brand east from Texas, thereby leveraging the real estate knowledge and operating infrastructure already in place in our core markets. Additionally, we believe there is significant expansion potential for both brands outside of their respective core markets based upon the initial performance of our restaurants opened in new markets.

Well Positioned to Continue to Benefit From a Growing Influence of Hispanic Brands on the General U.S. Population. We expect sales from our restaurants to benefit from the increased popularity and acceptance of Hispanic food in the United States by non-Hispanic consumers. The U.S. Census Bureau forecasts that the growth of the Hispanic population is expected to outpace overall population growth, and the Hispanic population, as a percentage of the total U.S. population, is expected to increase from 16.3% in 2011 to 21.9% by 2030. We believe that the continued growth of the Hispanic population has contributed to an increased acceptance of Hispanic food by the general population.

Well Positioned to Capitalize on Long-Term Population Growth in Markets Served by Our Brands. We expect sales from our restaurants in Florida and Texas to benefit from the projected long-term overall population growth in these markets. The U.S. Census Bureau forecasts these markets to grow at a faster rate than the national average. According to the U.S. Census Bureau, the U.S. population is forecasted to grow by 8.0% from 2012 to 2022, while the populations in Florida and Texas are forecasted to grow by 21.6% and 16.2%, respectively, during the 10 years from 2010 to 2020.

Multiple Levers to Drive Comparable Restaurant Sales and Restaurant-Level Adjusted Segment EBITDA. In 2009, we commenced the launch of a brand elevation program with the intent to increase comparable restaurant sales, maximize profitability and broaden our customer base. Since the launch, our concepts have consistently generated positive comparable restaurant sales and increased Restaurant-Level Adjusted Segment EBITDA. With a focus to elevate the guest experience and drive comparable restaurant sales, we have completed restaurant renovations and enhancements based on site specific needs, added portable menu items and new innovative products to drive guest traffic and increase guest frequency, reconfigured indoor/outdoor menu boards to drive average check and product mix and enhanced our brand positioning through our elevated service platform. In addition, we recently enhanced our advertising strategy to build brand awareness and position both brands as preferred fast-casual destinations. Concurrent with our sales growth strategy, we implemented profit enhancement initiatives focused on reducing food and labor costs and leveraging our scale. We have also enhanced our supply chain expertise resulting in reduced costs and improved food quality, consistency and yield.

Experienced Management Team. We believe that our senior management team’s extensive experience in the restaurant industry, its history of developing and operating quick-service and fast-casual restaurants and deep brand-level operating teams with extensive experience provide us with a competitive advantage. Our Chief Executive Officer, Timothy P. Taft has been with us since August 2011 and has over 30 years of experience in the restaurant and hospitality industry, including more than a decade in various senior management positions at Whataburger, Inc., including as President and Chief Operating Officer from 2001 to 2005.

Growth Strategies

Our strategies for growth primarily include:

Develop New Restaurants Within and Outside of Existing Markets. We believe that we have significant opportunities to develop additional Pollo Tropical and Taco Cabana restaurants within our existing markets in Florida and Texas, as well as expansion opportunities into other regions of the United States that match our targeted demographic and site selection criteria, which initially include markets in the Southeast. We are currently seeking new restaurant openings in high profile areas with high household incomes and target population density. We plan to develop at least three to four restaurants within 24 months of entering a new market which we believe will increase brand awareness and effectively leverage our field supervision, corporate infrastructure and marketing initiatives. We are currently planning to open 14 to 17 new company-owned restaurants in 2013, with approximately two-thirds of the restaurants being Pollo Tropical and the remaining one-third being Taco Cabana. Pollo Tropical has developed an elevated format which we believe will allow it to be accepted as a general market concept with a broad target audience. This format includes a more upscale décor; an elevated service platform where food is ordered and then brought to the guest at the table; new menu offerings including sangria, wine and beer; and numerous other enhancements. The elevated format serves as the model for Pollo Tropical’s expansion outside its core South Florida markets. Pollo Tropical has recently opened its third restaurant in Jacksonville, Florida, two restaurants in Atlanta, Georgia and one restaurant in the Nashville, Tennessee market utilizing this format. Similarly, we believe we have an opportunity to develop an elevated format for our Taco Cabana restaurants that will enable us to expand the concept outside our core Texas markets within the next two years.

We target opening free-standing company-owned restaurant locations in order to provide drive-thru service which is an important convenience and sales element for our brands. For our new company-owned Pollo Tropical free-standing restaurants we are targeting average unit volumes of approximately $2.2 million by the end of the second operating year. We estimate that our new company-owned Pollo Tropical restaurant prototype will require a total cash investment, excluding costs incurred to lease or acquire land, of approximately $1.5 million to $1.8 million depending on the market and whether we construct a new building or convert an existing building. We target a cash-on-cash return at the end of the second operating year of such restaurants of approximately 25% or greater. For our new company-owned Taco Cabana restaurants we are targeting average unit volumes of approximately $1.9 million by the end of the second operating year. We estimate that our new company-owned Taco Cabana restaurant prototype will require a total cash investment, excluding costs incurred to lease or acquire land, of approximately $1.4 million to $1.6 million depending on whether we construct a new building or convert an existing building. We target a cash-on-cash return at the end of the second operating year of such restaurants of approximately 20% or greater. Our strategy as we enter new markets has been to invest in the guest experience including additional promotional activity and labor, which may impact our ability to achieve our targeted returns until we reach additional scale in these markets. There can be no assurance that we will achieve our operating and performance targets at every company-owned restaurant opened in existing or new markets. We may utilize sale-leaseback financing where possible which we anticipate will reduce investment costs. We are currently studying our restaurant development costs and believe we may have an opportunity to reduce such new restaurant development costs in the future.

Increase Comparable Restaurant Sales. We intend to continue to increase comparable restaurant sales by attracting new customers and increasing guest frequency through the following strategies:

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Focus on consistency of operations and food quality: We believe the quality, consistency and accuracy of our operations result in an enjoyable guest experience, which drives guest frequency. We will continue to refine our menu offering, supply chain and food preparation processes to ensure high quality, freshness and consistency of our food which we believe are critical components to the continued success of our brands.

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New product innovation: Across both brands, our menus are centered on fresh, high quality food offerings that have both broad appeal and provide everyday value. Pollo Tropical and Taco Cabana each have separate teams of product research and development professionals that enables us to continually refine our menu offerings and develop new products. Maintaining a strong product pipeline is critical to keeping our offerings compelling and we intend to introduce innovative new items and enhancements to existing menu favorites throughout the year to drive further guest traffic and maximize guest frequency. Also, the addition of portable menu items, such as wraps, sandwiches, bowls and salads, as well as home meal replacement/family meals will continue to be a key focus for both brands as we look to capture more meal occasions for people on the go.

•

Focus on effective advertising to highlight our everyday value proposition: We plan to continue to refine our advertising and media strategy to continue to reinforce the key attributes of our brands which include high quality, freshly-prepared food, an enhanced guest experience and everyday value. We have experienced success emphasizing the attractive price points of our menu items and believe the reconfiguration of our indoor/outdoor menu boards will continue to drive average check and product mix. Additionally, we recently revamped our Pollo Tropical and Taco Cabana websites as part of our initiative to elevate our brand positioning across all guest touch points and seek to leverage social media marketing. Through our websites, we now provide guests with the opportunity to sign up for our respective eClubs to stay informed regarding product and promotional launches.

•

Continue our brand elevation and remodel program: We believe that our elevated brand position continues to resonate with guests by enhancing the quality of the guest experience at our restaurants by aligning our image and service with our high quality food offerings. We continue to implement restaurant enhancement initiatives to elevate the dining experience at our Pollo Tropical and Taco Cabana restaurants in select markets. We believe these enhancements improve our brands’ positioning in the fast-casual segment while appealing to a broader demographic. Our restaurant enhancements create an updated, contemporary look that is more relevant to today’s consumers and include changes to both the interior and exterior of our restaurants with the addition of new tables and chairs, upgraded salsa bars and the addition of photos and murals to create a more inviting feel and highlight our fresh ingredients. Our new Pollo Tropical and Taco Cabana enhanced store models also feature modified table service, Wi-Fi and new menu items, as well as hand-held menus and real plates and silverware in certain locations. We believe our elevated Pollo Tropical and Taco Cabana restaurants continue to differentiate us from our competitors. Additionally, we plan to continue our restaurant remodeling efforts as we refresh and upgrade our entire system. As of December 30, 2012, we have completed all of the planned facility renovations within our Pollo Tropical system and over 50% of planned Taco Cabana renovations have been completed with the remainder to be completed in 2014.

Improve Profitability and Optimize Our Infrastructure. Through new restaurant development, growing comparable restaurant sales and growing franchise revenues, we believe we will increase our Adjusted Segment EBITDA and improve our Adjusted Segment EBITDA margins. We also believe that our large restaurant base, skilled management team, operating systems and training and development programs support our strategy of enhancing operating efficiencies for our existing restaurants while concurrently growing our restaurant base. We continue to focus on maximizing cost efficiencies, including optimizing our labor model and supply chain initiatives. In addition, as we continue to grow our restaurant base we believe that we will be able to further leverage our size to realize certain benefits from economies of scale.

Franchise Pollo Tropical Restaurants Internationally and Expand Domestic Non-Traditional Licensing. We believe that there are a number of markets outside the United States with the appropriate demographics and consumer preferences to support additional strategic franchising of the Pollo Tropical brand. Internationally, our franchisees are currently operating restaurants in Puerto Rico, Ecuador, Honduras, Trinidad & Tobago, the Bahamas, Venezuela, Costa Rica and Panama. We also have agreements for the future development of franchised Pollo Tropical restaurants in Trinidad & Tobago, Aruba, Curacao, Bonaire, Guatemala and India. We believe there will be further opportunities to expand outside of our traditional franchise footprint in the Caribbean and Central America. We intend to be selective with our franchise partners and ensure that our growth is strategically aligned with our overall business objectives. We are still in the early stages of franchise development and plan to add to our international presence this year with at least ten new Pollo Tropical franchised restaurants, including our first location in India. Since restaurant development in foreign jurisdictions requires certain local knowledge and expertise that we do not necessarily possess, we utilize franchisees to expand in international markets. This permits us to leverage the local knowledge and expertise of our franchisees and also provides a lower cost method of penetrating foreign markets. We also believe that there are opportunities in the United States for licensing both the Pollo Tropical and Taco Cabana brands to concessionaires operating in non-traditional venues such as college campuses, airports and sports arenas where we already have a modest presence.

Summary Historical Financial and Operating Data

The following table sets forth our summary consolidated financial data derived from our audited consolidated financial statements for each of the fiscal years ended December 28, 2008; January 3, 2010; January 2, 2011; January 1, 2012; and December 30, 2012. The information in the following table should be read together with our consolidated financial statements and accompanying notes as of January 1, 2012 and December 30, 2012 and for the fiscal years ended January 2, 2011, January 1, 2012 and December 30, 2012, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2012. These historical results are not necessarily indicative of the results to be expected in the future. Our fiscal years ended December 28, 2008; January 2, 2011; January 1, 2012 and December 30, 2012 each contained 52 weeks. Our fiscal year ended January 3, 2010 contained 53 weeks.

	YEAR ENDED
(Dollars in thousands, except per share data)	DECEMBER 28, 2008	JANUARY 3, 2010	JANUARY 2, 2011	JANUARY 1, 2012	DECEMBER 30, 2012
STATEMENT OF OPERATIONS DATA:
Revenues:
Restaurant sales	$423,344	$430,514	$437,538	$473,249	$507,351
Franchise royalty revenues and fees	1,434	1,606	1,533	1,719	2,375

Total revenues	424,778	432,120	439,071	474,968	509,726

Costs and expenses:
Cost of sales	134,241	132,070	135,236	152,711	163,514
Restaurant wages and related expenses (including stock-based compensation expense of $93, $88, $28, $18 and $11, respectively)	116,070	120,105	122,519	129,083	136,265
Restaurant rent expense	16,968	17,437	16,620	16,930	22,006
Other restaurant operating expenses	63,268	60,384	60,041	61,877	64,819
Advertising expense	13,860	14,959	15,396	16,264	17,047
General and administrative (including stock-based compensation expense of $970, $669, $974, $1,690 and $2,025, respectively)	33,016	32,148	32,865	37,459	43,870
Depreciation and amortization	18,233	19,676	19,075	19,537	18,278
Impairment and other lease charges	5,371	2,284	6,614	2,744	7,039
Other expense (income) (1)	(580)	(799)	—	146	(92)

Total operating expenses	400,447	398,264	408,366	436,751	472,746

Income from operations	24,331	33,856	30,705	38,217	36,980
Interest expense	21,898	20,447	19,898	24,041	24,424

Income before income taxes	2,433	13,409	10,807	14,176	12,556
Provision for income taxes	1,103	5,045	3,764	4,635	4,289

Net income	$1,330	$8,364	$7,043	$9,541	$8,267

PER SHARE DATA:
Basic and diluted net income per share (6)	$0.06	$0.36	$0.30	$0.41	$0.35
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and diluted weighted average shares outstanding (6)	23,161,822	23,161,822	23,161,822	23,161,822	22,890,018
OTHER FINANCIAL DATA:
Net cash provided from operating activities	$26,302	$33,244	$32,529	$43,167	$37,975
Net cash used for investing activities	(44,053)	(17,266)	(21,380)	(15,082)	(32,718)
Net cash provided from (used for) financing activities	17,792	(14,649)	(12,420)	(16,998)	(3,394)
Total capital expenditures	(44,172)	(16,127)	(23,398)	(22,865)	(40,996)

	AS OF OR YEAR ENDED
(Dollars in thousands)	DECEMBER 28, 2008	JANUARY 3, 2010	JANUARY 2, 2011	JANUARY 1, 2012	DECEMBER 30, 2012
BALANCE SHEET DATA:
Total assets (7)	$365,375	$360,125	$357,886	$370,166	$303,729
Working capital	(6,492)	(6,744)	(8,453)	(9,064)	(10,321)
Long-term debt:
Due to former parent company	$174,000	$155,793	$138,756	$1,511	$—
8.875% Senior Secured Second Lien Notes	—	—	—	200,000	200,000
Lease financing obligations (7)	111,726	116,651	122,975	123,019	3,029
Capital leases	1,060	1,020	1,064	1,008	949

Total long-term debt	$286,786	$273,464	$262,795	$325,538	$203,978

Stockholders’ equity (deficit)	$42,504	$50,868	$57,911	$(4,672)	$10,504

OPERATING STATISTICS:
CONSOLIDATED:
Total Restaurant-Level Adjusted Segment EBITDA (3)(8)			$87,754	$96,402	$103,711
Total Restaurant-Level Adjusted Segment EBITDA margin (4)(8)			20.1%	20.4%	20.4%
Total Adjusted Segment EBITDA (3)(8)			57,396	62,352	64,241
Total Adjusted Segment EBITDA margin (4)(8)			13.1%	13.1%	12.6%
Total number of restaurants	245	247	246	249	251
POLLO TROPICAL:
Company-owned restaurants	91	91	91	91	91
Average number of company-owned restaurants	87.5	90.8	90.5	91	89.6
Revenues:
Restaurant sales	$173,979	$176,525	$186,045	$208,115	$227,428
Franchise royalty revenues and fees	1,145	1,315	1,248	1,410	1,915

Total revenues	175,124	177,840	187,293	209,525	229,343
Average annual sales per company-owned restaurant (2)	1,988	1,911	2,056	2,287	2,538
Restaurant-Level Adjusted Segment EBITDA (3)(8)			44,826	51,748	57,094
Restaurant-Level Adjusted Segment EBITDA margin (4)(8)			24.1%	24.9%	25.1%
Adjusted Segment EBITDA (3)	22,765	25,322	30,062	35,567	38,592
Adjusted Segment EBITDA margin (4)	13.0%	14.2%	16.1%	17.0%	16.8%
Change in comparable company-owned restaurant sales (5)	(1.0)%	(1.3)%	7.4%	9.9%	8.1%

	AS OF OR YEAR ENDED
(Dollars in thousands)	DECEMBER 28, 2008	JANUARY 3, 2010	JANUARY 2, 2011	JANUARY 1, 2012	DECEMBER 30, 2012
Taco Cabana:
Company-owned restaurants	154	156	155	158	160
Average number of company-owned restaurants	149.9	154.6	155.6	156.9	158.3
Revenues:
Restaurant sales	$249,365	$253,989	$251,493	$265,134	$279,923
Franchise royalty revenues and fees	289	291	285	309	460

Total revenues	249,654	254,280	251,778	265,443	280,383
Average annual sales per company-owned restaurant (2)	1,664	1,607	1,616	1,690	1,768
Restaurant-Level Adjusted Segment EBITDA (3)(8)			42,928	44,654	46,617
Restaurant-Level Adjusted Segment EBITDA margin (4)(8)			17.1%	16.8%	16.7%
Adjusted Segment EBITDA (3)	25,653	30,452	27,334	26,785	25,649
Adjusted Segment EBITDA margin (4)	10.3%	12.0%	10.9%	10.1%	9.1%
Change in comparable company-owned restaurant sales (5)	0.0%	(3.7)%	0.3%	3.7%	4.7%

(1)	Other income for the fiscal year ended December 28, 2008 resulted from a Taco Cabana insurance gain of $0.5 million related to Hurricane Ike and a $0.1 million gain on the sale of a Taco Cabana property. Other income in the fiscal year ended January 2, 2010 resulted from a Taco Cabana insurance gain of $0.6 million related to Hurricane Ike and $0.2 million gain on the sale of a Taco Cabana non-operating property. Other expense in the fiscal year ended January 1, 2012 resulted from a loss of $0.1 million from the sale of a Taco Cabana restaurant property in a sale-leaseback transaction. Other income for the fiscal year ended December 30, 2012 resulted from a gain of $0.1 million from the sale of a non-operating Pollo Tropical restaurant property.
(2)	Average annual sales per restaurant are derived by dividing restaurant sales for the applicable segment by the average number of company-owned and operated restaurants. For comparative purposes, the calculation of average annual sales per restaurant is based on a 52-week fiscal year. For purposes of calculating average annual sales per restaurant for the fiscal year ended January 3, 2010, a 53-week fiscal year, we have excluded restaurant sales data for the extra week in the fiscal year ended January 3, 2010.
(3)	Adjusted Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense and other income and expense. Total Adjusted Segment EBITDA is defined as the sum of Adjusted Segment EBITDA for both of our Pollo Tropical and Taco Cabana segments.

Restaurant-Level Adjusted Segment EBITDA is defined as earnings attributable to the applicable segment before franchise royalty revenue and fees, general and administrative expense, interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense and other income and expense. Total Restaurant-Level Adjusted Segment EBITDA is defined as the sum of Restaurant-Level Adjusted Segment EBITDA for both of our Pollo Tropical and Taco Cabana segments.

A reconciliation of Restaurant-Level Adjusted Segment EBITDA, Total Restaurant-Level Adjusted Segment EBITDA, Adjusted Segment EBITDA and Total Adjusted Segment EBITDA to consolidated net income is presented below:

	YEAR ENDED
(Dollars in thousands)	DECEMBER 28, 2008	JANUARY 3, 2010	JANUARY 2, 2011	JANUARY 1, 2012	DECEMBER 30, 2012
Restaurant-Level Adjusted Segment EBITDA:
Pollo Tropical			$44,826	$51,748	$57,094
Taco Cabana			42,928	44,654	46,617

Total			87,754	96,402	103,711

Add:
Franchise royalty revenues and fees			1,533	1,719	2,375
Less:
General and administrative (excluding stock-based compensation expense of $974, $1,690 and $2,025, respectively)			31,891	35,769	41,845
Adjusted Segment EBITDA:
Pollo Tropical	$22,765	$25,322	30,062	35,567	38,592
Taco Cabana	25,653	30,452	27,334	26,785	25,649

Total	48,418	55,774	57,396	62,352	64,241

Less:
Depreciation and amortization	18,233	19,676	19,075	19,537	18,278
Impairment and other lease charges	5,371	2,284	6,614	2,744	7,039
Interest expense	21,898	20,447	19,898	24,041	24,424
Provision for income taxes	1,103	5,045	3,764	4,635	4,289
Stock-based compensation	1,063	757	1,002	1,708	2,036
Other expense (income)	(580)	(799)	—	146	(92)

Net income	$1,330	$8,364	$7,043	$9,541	$8,267

(4)	Adjusted Segment EBITDA margin is derived by dividing Adjusted Segment EBITDA by the total revenues applicable to the segment. Restaurant-Level Adjusted Segment EBITDA margin is derived by dividing Restaurant-Level Adjusted Segment EBITDA by the restaurant sales attributable to the segment. Total Adjusted Segment EBITDA margin is derived by dividing Total Adjusted Segment EBITDA by total revenues. Total Restaurant-Level Adjusted Segment EBITDA margin is derived by dividing Total Restaurant-Level Adjusted Segment EBITDA by total restaurant sales.
(5)	Restaurants are included in comparable restaurant sales after they have been open for 18 months. For comparative purposes, the calculation of the changes in comparable restaurant sales is based on a 52-week fiscal year. For purposes of calculating the changes in comparable restaurant sales for the fiscal year ended January 3, 2010, a 53-week fiscal year, we have excluded restaurant sales data for the extra week in the fiscal year ended January 3, 2010.
(6)	Basic and diluted weighted average common shares outstanding reflect a 23,161.822 for one split of our outstanding common stock, which occurred on April 19, 2012.
(7)	Prior to the Spin-off, certain sale-leaseback transactions were classified as lease financing transactions because Carrols guaranteed the related lease payments. Effective upon the Spin-off, the provisions that previously precluded sale-leaseback accounting were cured or eliminated. As a result, the real property leases entered into in connection with these transactions are now recorded as operating leases. Because of this change in accounting treatment, we recorded a decrease in lease financing obligations of $114.2 million, a decrease in assets under lease financing obligations of $80.4 million, and a decrease of $1.6 million in deferred financing fees.
(8)

Total Adjusted Segment EBITDA, Total Adjusted Segment EBITDA margin, Restaurant-Level Adjusted Segment EBITDA and Restaurant-Level Adjusted Segment EBITDA margin for both of our brands and Total Restaurant-Level Adjusted Segment EBITDA and Total Restaurant-Level Adjusted Segment EBITDA margin are all non-GAAP financial measures. Management believes that such financial measures, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of Total Restaurant-Level Adjusted Segment EBITDA (and Restaurant-Level Adjusted Segment EBITDA for each of our Pollo Tropical and Taco Cabana segments) and Total Adjusted Segment EBITDA (and Adjusted Segment EBITDA for each of our Pollo Tropical and Taco Cabana segments) to net income (i) provide useful information about our operating performance and period-over-period growth (including at the restaurant level), (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also these measures may not be comparable to similarly titled captions of other companies.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIESTA RESTAURANT GROUP, INC.

Date: March 18, 2013

By:	/s/ Joseph A. Zirkman
Name:	Joseph A. Zirkman
Title:	Vice President, General Counsel and Secretary